                                                                      EXHIBIT ll


                             J. RAY MCDERMOTT, S.A.
                   STATEMENT RE COMPUTATION OF PER SHARE LOSS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1996

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


Net Income                                                                                       $         187
- --------------------------------------------------------------------------------------------------------------
Less dividend requirements of preferred stock:
   Series A                                                                                             (7,200)
   Series B                                                                                               (511)
- --------------------------------------------------------------------------------------------------------------
Net loss for primary computation                                                                 $      (7,524)
==============================================================================================================
Weighted average number of common
   shares outstanding during the year                                                               39,499,972
==============================================================================================================
Net loss per common and common
   equivalent share (1)                                                                          $       (0.19)
==============================================================================================================


(1) Net loss per common and common equivalent share assuming full dilution is the same as primary.

Earnings per share are not presented for fiscal years 1995 and 1994 because JRM was not a separate entity with its own capital structure for those periods.





                                       66